  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER  3, 1997
                                                             File No. 333-

                     =====================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ----------------

                                   FORM S-3
                  REGISTRATION STATEMENT UNDER THE SECURITIES
                                  ACT OF 1933

                               ------------------

                              QUADRAX CORPORATION
              (Exact name of registrant as specified in charter)

        Delaware                                         05-0420158
(State of incorporation)                    (IRS Employer Identification Number)

                             300 High Point Avenue
                        Portsmouth, Rhode Island 02871
                                (401) 683-6600
                 (Address and telephone number of registrant's
                         principal executive offices)

                               JAMES J. PALERMO
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              QUADRAX CORPORATION
                             300 HIGH POINT AVENUE
                        PORTSMOUTH, RHODE ISLAND 02871
                                (401) 683-6600
                       (Address and telephone number of
                              agent for service)

                 PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
                             JOSEPH A. SMITH, ESQ.
                         EPSTEIN BECKER & GREEN, P.C.
                          250 PARK AVENUE, 12TH FLOOR
                              NEW YORK, NY 10177
                            (212) 351-4924 (VOICE)
                             (212) 351-4928 (FAX)

                             ---------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

=======================================
                        (Cover continued on next page)
=======================================

(Cover continued from previous page)

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                  Proposed              Proposed
Title of each class of                            maximum               maximum
   securities to be         Amount to be       offering price          aggregate              Amount of
      registered            registered(2)      per share (1)       offering price(1)      registration fee
----------------------------------------------------------------------------------------------------------
Common Stock,                 8,734,346             $0.50              $4,367,173             $1,323.39
$.000009 par value
---------------------------------------------------------------------------------------------------------
Common Stock,                    10,000             $0.75              $    7,500             $    2.27
$.000009 par value
---------------------------------------------------------------------------------------------------------
Common Stock,                 1,000,000             $0.50              $  500,000             $  151.52
$.000009 par value
---------------------------------------------------------------------------------------------------------
TOTAL                         9,744,346                                $4,874,673             $1,477.18
---------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon a price of $.50 per share, which was the average of the high and low prices of the Common Stock, as reported on The NASDAQ Small Cap Market on September 2, 1997.

(2) Pursuant to Rule 416, there also are being registered an indeterminate number of shares of the registrant's common stock, par value $.000009 per share, which may become issuable pursuant to the antidilution provisions of the underlying convertible securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

               PRELIMINARY PROSPECTUS FOR SEC STAFF REVIEW ONLY

                               9,744,346 SHARES

                              QUADRAX CORPORATION

                                 COMMON STOCK

     This Prospectus relates to 9,744,346 shares of common stock, par value $.000009 per share (the "Common Stock" or "Shares") of Quadrax Corporation, a Delaware corporation ("Quadrax" or the "Company"), to be offered and sold from time to time for the accounts of the Selling Securityholders set forth herein (the "Selling Securityholders"). All of the 9,744,346 shares of Common Stock being offered hereby are being registered at the Company's expense pursuant to contractual obligations of the Company incurred in connection with private placements of its convertible debentures, common stock purchase warrants, and Common Stock under the Securities Act of 1933, as amended.

     Up to 8,634,346 shares are being offered by one of the Selling Securityholders who has agreed, pursuant to a contractual obligation, to purchase $3,500,000 aggregate principal amount of the Company's Convertible Debentures due 1999 (the "Debentures"). Such Selling Securityholder has purchased and the Company has issued $1,500,000 principal amount of such Debentures (the "Initial Debentures") through August 27, 1997. The number of shares issuable upon conversion of the Initial Debentures is determined by dividing the principal amount of the Initial Debenture being converted by 80% of the average closing bid price for the Company's Common Stock for the ten (10) trading days immediately preceding the date of conversion of the Debenture (the "Market Price"), subject to the overall limitation noted below. The Selling Securityholder may, at its option, convert the Initial Debentures into shares of Common Stock beginning on the earlier of October 3, 1997 and the date of this Prospectus. The Initial Debentures are due on August 4, 1999.

     The Selling Securityholder is obligated to purchase the remaining Debentures (the "Additional Debentures") in a series of tranches (as directed by the Company by ten (10) days prior written notice) commencing thirty (30) days after the date of this prospectus. The Additional Debentures will bear interest at a rate of 4% rather than 8%, and shall each be due two years from their respective dates of issuance. The Additional Debentures issued in each tranche will be not less than $50,000 nor in excess of $200,000 principal amount, and must be purchased by the Selling Securityholder subject only to certain external market conditions. Management of the Company believes all of the Additional Debentures will be purchased by the Selling Securityholder within twelve (12) months from the date of the initial closing. The Company is obligated to require the Selling Securityholder to purchase at least an additional $1,250,000 principal amount of Additional Debentures by August 4, 1998, or else the Company must issue the Selling Securityholder a warrant to purchase 300,000 shares of the Company's Common Stock on terms identical to the 700,000 share warrant described below which was issued at the initial closing. The number of shares issuable upon conversion of the Additional Debentures will be determined by dividing the principal amount of the Additional Debentures being converted by the lesser of (i) 84% of the Market Price on the date(s) of issuance of such Additional Debentures, or (ii) 100% of the Market Price on the date of issuance of the first Initial Debenture, or $0.472 per share. The Additional Debentures will be convertible immediately upon issuance.

     In no event may the Initial Debentures and the Additional Debentures, taken together, convert into a number of shares of Common Stock which exceeds 20% of the number of shares of Common Stock outstanding on the date of the first closing (43,171,731 shares). The Selling Securityholder was granted demand registration rights for the shares of Common Stock issuable upon conversion of the

Debentures and the exercise of warrants described below.

     This Prospectus also covers the offering by the Selling Securityholder who purchased the Initial Debentures of up to 1,000,000 shares of Common Stock that are issuable upon the exercise of warrants, 700,000 of which the holder of the Debentures received together with the first Initial Debenture, and 300,000 of which may be issuable to the Selling Securityholder under circumstances described above. The exercise price of both of the warrants is $0.50 per share. The warrants expire on the third anniversary date of their issuance.

     The Company is also registering for resale 100,000 shares of Common Stock issued to a financial consultant of the Company and 10,000 shares issuable upon the exercise of Warrants issued in a private transaction, exercisable at a price of $0.75 per share.

     The Company will receive no part of the proceeds of sales from the offering of Shares by the Selling Securityholders. The Company could receive up to $507,500 from the exercise of warrants held by the Selling Securityholders. The Company has no knowledge of any Selling Securityholder actually intending to sell any Shares.

     The shares of Common Stock may be sold by the Selling Securityholders in underwritten transactions, in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. See "Plan of Distribution." All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Securityholders will be borne by such Selling Securityholders. None of the Common Stock offered pursuant to this Prospectus has been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

     On September 2, 1997, the closing price for the Common Stock as quoted on the NASDAQ SmallCap Market, under the symbol "QDRX," was $0.50 per share.

              AN INVESTMENT IN THE COMMON STOCK OFFERED PURSUANT
             TO THIS PROSPECTUS IS SPECULATIVE AND INVOLVES A HIGH
            DEGREE OF RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 7
              FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE
                   CONSIDERED BY INVESTORS BEFORE PURCHASING
                       THE COMMON STOCK OFFERED HEREBY.

                          --------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
          OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                         ----------------------------

              The date of this Prospectus is September ___, 1997.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
AVAILABLE INFORMATION....................................................    4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................    4

THE COMPANY..............................................................    5

RISK FACTORS.............................................................    7

USE OF PROCEEDS..........................................................   14

SELLING SECURITYHOLDERS..................................................   14

PLAN OF DISTRIBUTION.....................................................   15

DESCRIPTION OF SECURITIES................................................   17

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES...........................   18

LEGAL MATTERS............................................................   18

EXPERTS..................................................................   18

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 75 Park Place, New York, New York 10007; and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60604. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System.

     The Company has filed with the Commission in Washington, D.C. a
Registration Statement on Form S-3 (Registration No. 333-           ) under the
Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares of which this Prospectus is a part. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits filed as part thereof and otherwise incorporated therein to which reference is hereby made. Copies of the Registration Statement and the exhibits may be inspected at the offices of the Commission, and may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company (file no. 0-16052) with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

     (2) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997.

     (3) The Company's Current Reports on Form 8-K dated May 7, 1997, as amended, and May 31, 1997.

     (4) The description of the Company's Common Stock which is contained in the registration statement on Form 8-A filed by the Company to register such securities under Section 12(g) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

     (5) The Company's Proxy Statement in connection with the Annual Meeting of Stockholders held May 19, 1997.

     (6) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the

          Offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     The Company will provide without charge to each person, including any beneficial owners, to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the information that has been incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such information should be directed to the Secretary of the Company at 300 High Point Avenue, Portsmouth, Rhode Island 02871, telephone (401) 683-6600.

                                 THE COMPANY

     The Company, which prior to fiscal year 1995 was a development stage company, produces two distinct lines of products. The Company designs, develops, fabricates and sells fiber-reinforced thermoplastic polymer composite materials ("Quadrax Composites") and products manufactured from Quadrax Composites. The Company also, through its Victor Electric Wire & Cable Corp. ("Victor") subsidiary, manufacturers and sells electric power cordsets and interconnect cables, primarily for original equipment manufacturers of small appliances.

     Quadrax Composites are synthetic materials made using patented and other proprietary, as well as non-proprietary, chemical processes and manufacturing technologies. Management believes that Quadrax Composites are functionally superior to other structural substrates for most applications in which abrasion resistance and extreme heat tolerance are not critical. Structural substrates are composite materials made from continuous fibers (such as carbon, Kevlar, or fiberglass), as opposed to composite materials made from chopped fibers which tend to produce a weaker material. The Company believes that Quadrax Composites' functional advantages over other structural substrates include high strength-to-weight ratios, chemical stability in a variety of ambient conditions (imperviousness to rust, rot or reaction with most commonly molding techniques), virtually unlimited shelf life without special storage or handling requirement, ease and safety of manufacture using modified conventional heat and compression molding techniques and recyclability. In addition, the Company believes that Quadrax Composites are tougher and less brittle than traditional thermoset plastics such as epoxies and polyesters.

     The Company commenced limited commercial production in mid-1993. Although the Company historically was dedicated to the formatting of composite materials for defense and aerospace markets, it began redirecting its business in 1994 and 1995 to focus on commercial and consumer markets for value-added, high-performance products. The Company believes that opportunities for thermoplastics do not currently exist in the defense and aerospace markets, but if attractive opportunities arise in the future, the Company will pursue them.

     The Company acquired the Victor subsidiary in May 1997. Victor is a vertically-integrated manufacturer of electric power cordsets and interconnect cables, primarily for original equipment manufacturers of small appliances. Victor manufactures its cordsets by drawing raw copper rods into fine wire, and then stranding such fine wire into heavier cables of varying thicknesses depending on customer specifications. The stranded cables are insulated with a PVC plastic and rubber compound, and then molded to plugs to create the finished product. Every component except blades (prongs) and insulating compound, consisting of PVC plastic and rubber, is manufactured by Victor at its plant.

     Victor produces a wide variety of cordsets which are all produced in response to a specific customer order. Victor sells its cordsets to approximately 150 customers. Approximately 60% of Victor's sales are to nationally recognized manufacturers of small consumer appliances.

     The Company is organized in a holding company structure, operating through two wholly owned subsidiaries: Quadrax Advanced Materials Systems, Inc. and Victor. It also wholly owns and operates Quadrax Sports, Inc. as a marketing company.

     The Company's independent accountants, Livingston & Haynes, P.C., included a "going concern" qualification in their report on the Company's financial statements for fiscal 1996, as they did for fiscal 1995, reflecting the Company's history of losses and its continued dependence on outside financing to provide the funds needed to meet its expenses.

     The Company was incorporated under the laws of Delaware in March 1986. Its principal executive offices are located at 300 High Point Avenue, Portsmouth, Rhode Island 02871, and its telephone number is (401) 683-6600.

                                 RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby.
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements. Certain matters discussed in this section and elsewhere in this Prospectus are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, product demand and industry capacity, competition and other risks.

OPERATING LOSSES; LIMITED REVENUES; GOING CONCERN QUALIFICATION

     The Company has not achieved profitability in any fiscal quarter since its incorporation in March 1986. From incorporation through December 31, 1996, the Company incurred a cumulative net loss from continuing operations of approximately $63,758,000. During the fiscal years 1996, 1995, 1994 and 1993, the Company incurred net loss from continuing operations of approximately $9,560,000, $10,108,000, $11,517,000, and $5,713,000 respectively.

     Other than through its Victor subsidiary, which was acquired in May, 1997, the Company has generated only limited revenue to date. In particular, Quadrax has recently redirected its development and marketing efforts from aerospace and defense markets to consumer markets and commenced limited production for these markets in mid-1993. During fiscal years 1996, 1995, 1994, and 1993, the Company's total revenues were approximately $3,600,000, $4,635,000, $860,000, and $1,555,000, respectively. Of these revenues for 1996, 1995, 1994, and 1993, approximately 92%, 33%, 46%, and 28%, respectively, were generated from consumer markets. The Company estimates that approximately 95% of its total revenue for fiscal year 1997, other than revenues of its Victor subsidiary, will be generated from consumer markets. There can be no assurance that sales of the Company's products will generate significant revenue in the future. Consequently, there can be no assurance that the Company will achieve or sustain profitability in the future. The future operating results of the Company will depend on its ability to develop and market new products in the commercial markets. The Company's independent accountants have included a "going concern" qualification in their reports on the Company's financial statements for fiscal 1996 and 1995, reflecting the Company's history of losses as a development stage company and its continuing dependence on financing activities to provide the cash needed to meet its expenses.

DEPENDENCE ON NEW PRODUCTS

     The Company historically has marketed its products, prior to the acquisition of the Victor subsidiary, to the U.S. Government. The Company began to apply its technology in consumer markets in 1993, and since that time has taken a number of actions aimed at entering the sporting goods and athletic equipment market. The Company has only commenced limited commercial production of consumer products and therefore has not yet had an opportunity to fully determine the extent to which Quadrax Composites can be successfully applied to the development and production of consumer products. While management believes that Quadrax Composites are functionally superior to other structural substrates for many commercial applications, any failure of Quadrax Composites to perform to standards anticipated by the Company would have a material adverse affect on the Company's operations and financial condition.

     Although the Company has entered into several joint development and exclusive manufacturing contracts with companies such as Taylor Made Golf Company and Spinergy, Inc., to sell goods in the consumer sporting goods market, the contracts are contingent on the Company being able to meet contractual specifications such as performance, weight and appearance standards, in a timely manner, and there can be no assurance that the Company will be able to do so in the future. A delay in the successful development, completion or production of any of the Company's sporting good products may result in the cancellation of existing contracts and prevent the Company from entering into additional contracts. This would have a material adverse effect on the Company's operations and financial condition.

     In addition, selling Quadrax Composites and products manufactured from Quadrax Composites to consumer and commercial markets, the Company faces significant institutional resistance to working with new materials and products and to investing in the re-tooling needed to integrate these materials and products into existing production and product lines. Successful entrance into new markets will require substantial investments by the Company in fabrication and marketing of Quadrax Composites and in the design, development, fabrication and marketing of products manufactured from Quadrax Composites. There can be no assurance that the Company will be able to overcome such institutional resistance or that it will have sufficient resources to make the necessary investments in its new products.

     The Company's consumer products compete in a large market with numerous competitors, some of which are large, well-capitalized companies with wide brand recognition, and some of which are small. The golf equipment industry is characterized by products which are differentiated primarily by marketing strategies.

CAPITAL REQUIREMENTS

     The Company has not achieved profitability in any fiscal quarter and has been required to raise substantial amounts of equity capital in order to support its on-going development activities. As the Company continues to focus on consumer markets and progresses from the development of prototypes of products manufactured from Quadrax Composites to production of finished goods, it will continue to be dependent on outside financing sources. The Company is precluded from receiving any dividends or distributions of cash from its Victor subsidiary under the terms of Victor's senior secured credit facility. Accordingly, any future profits from Victor will not be a source of operating capital for Quadrax's Quadrax Composites business.

     From its incorporation in March 1986 to date, the Company has raised a total of approximately $54.8 million in equity capital. So far, in fiscal 1997, the Company has raised $4.2 million from the private placement of convertible debentures and will raise up to an additional $2.5 million from the sale of the Additional Debentures during the next six (6) months if needed for operations. In fiscal years 1996, 1995, and 1994, the Company raised approximately $6.2 million, $9.2 million, and $5.9 million, respectively, through the private placement of the Company's stock and convertible debt. Management believes that the $4.2 million raised in February 1997 and August 1997 from the sale of its convertible debentures, together with the $2.5 million which will be raised by the sale of the Additional Debentures and cash provided by revenues, will be sufficient to meet the Company's cash requirements for the next six (6) months. The Company may, however, continue to seek sources of outside financing. Management expects the Company's capital needs to be less in 1997 than in 1996 and 1995 because the Company has resolved and paid for the financial settlements with its former chairman, Mr. Hayton, and its founder and former chief executive officer, Mr. Fisher.

     Management believes that the Company will be able to continue to raise money from outside third parties in sufficient amounts to support its operations until the time in which the Company's consumer product programs generate sufficient revenues. There can be no assurance, however, that the Company will be able to raise additional funds from third parties, or even that if raised, such funds will be sufficient to fund the Company's product programs until such programs are able to generate enough revenue to support themselves. If the Company is unable to meet its cash requirements, it may be required to defer for a period of time, or indefinitely, the design, development, fabrication and marketing of new products and the marketing of existing products and materials in new markets.

     In addition, the Company's capital requirements may increase materially from those now planned depending on numerous factors, including the level of its research and development expenses, the rate of market acceptance of the Company's products, and the success of the Company's sales, marketing and distribution strategy. There can be no assurance that the Company will be successful in raising such additional capital.

LIMITED PRODUCTION AND SALES EXPERIENCE

     Quadrax has limited experience producing Quadrax Composites and fabricating finished products and components made from Quadrax Composites. The Company has delivered significant quantities of Quadrax Composites for evaluation and testing and has completed three major production contracts to date, all of which were defense related. Those contracts were with the Lockheed Aeronautical Systems Company for thermoplastic biaxial tape, EAR Special Composite Company for submarine sound dampening tiles, and United Defense, L.P., for thermoplastic materials. While management believes that significant technological barriers to full scale production have been overcome, there can be no assurance that significant unforeseen difficulties will not be encountered at commercial production levels.

     Prior to 1994, Quadrax concentrated almost all its product marketing and customer calling efforts on the sale of materials within the defense contracting community. Efforts to move into consumer applications were limited to attendance of trade shows sponsored by members of the plastics and advanced materials industries. The Company currently has only a small sales and marketing force. While initial efforts to break into the consumer markets have been successful, insofar as the Company has already produced and delivered to the marketplace tennis rackets, shoe lasts, golf shafts, lacrosse sticks, hockey sticks and bicycle seat posts, wheels and handlebars, there can be no assurance that these successes can be duplicated and expanded upon to the extent necessary for Quadrax to achieve a profitable level of operation.

RAW MATERIALS AVAILABILITY AND COMMODITY PRICING

     The copper, plastic and rubber used to create the insulating compound used by the Victor subsidiary as raw materials and the fibers and plastic resins used in the production of Quadrax Composites are subject to substantial price fluctuations. These industries are cyclical in nature and prices for such raw materials are influenced by a number of factors beyond the control of the Company, including general economic conditions and competition. While management expects that there will continue to be an abundance of copper and insulating compound for use in the production of Victor's electric power cordsets, there can be no assurance that adequate quantities will always be available or that prices Victor may be required to pay for raw materials will allow the Victor subsidiary to operate at a profit. Carbon fiber, a key raw material for Quadrax Composites, is in short supply, although the Company expects additional production capacity to come on line in 1998.

NO LONG-TERM AGREEMENTS WITH SUPPLIERS OR CUSTOMERS AND DEPENDENCE ON SIGNIFICANT SUPPLIERS AND CUSTOMERS

     The Company is dependent on third party relationships with several suppliers of the raw materials necessary to its business. While the Victor subsidiary has long-term supply arrangements for a portion of its copper requirements, Victor does not presently have any long-term supply agreements with its suppliers of plastic and does not anticipate the execution of any long-term agreements with these suppliers in the future. Management believes that it has alternative sources of supply available to it in the event that its requirements change or its current suppliers are unable or unwilling to fulfill its needs. Nevertheless, there can be no assurance that alternative suppliers will be available upon terms comparable to its existing arrangements.

     Victor also does not presently have any long-term agreements with its customers and does not anticipate the execution of any long-term agreements in the future. During the year ended December 31, 1996, Victor's two largest customers each accounted for more than 10% of total sales, with sales to both customers totalling 35% of total sales. The Victor subsidiary's existing operations and plans for the future growth anticipate the continued existence of relationships with its current customers.

SEASONALITY; FLUCTUATIONS IN QUARTERLY RESULTS

     The Victor subsidiary's business is seasonal as its customers place the majority of their orders with Victor in May through September so that the customers receive the electric power cordsets in time to utilize them in the manufacture of goods to be sold by such customers during the year-end holiday buying season. Accordingly, net revenues for Victor are typically strongest in the second and third quarters. As Victor's profitability significantly depends on sales made in the second and third quarters, Victor's operations could be materially adversely affected by an economic downturn in any second or third quarter. Net revenues in other quarters are generally lower and vary significantly as a result of customers' requirements for new types of electric power cordsets and other factors. There can be no assurance that the Victor subsidiary will achieve consistent profitability on a quarterly or an annual basis.

COMPETITION

     Quadrax Composites compete with conventional materials (including wood, stone, steel and aluminum), less common metals (such as titanium), and thermoset (epoxy-based) composites. While management believes that Quadrax Composites offer several advantages over competing materials, they are also more expensive. In addition, Quadrax Composites suffer from institutional resistance to working with new materials and investing in the re-tooling needed to integrate Quadrax Composites into existing product and production lines.

     The Company faces competition from three of the world's largest multi-national chemical companies, E.I. du Pont de Nemours & Co., Imperial Chemical Industries PLC and Saint Gobain, S.A., each of which develops composite product offerings that may compete with the Company's product offerings. In addition, the Company faces potential competition from new companies as well as from established companies that may migrate from related industries. Many of the Company's current and prospective competitors, including E.I. du Pont de Nemours & Co., Imperial Chemical Industries PLC and Saint Gobain, S.A., have significantly greater financial, manufacturing and marketing resources than the Company. There can be no assurance that the Company's products will compete effectively with products offered by established and new competitors of the Company.

     Competition in the sporting goods and athletic equipment market is intense. The industry consists primarily of major domestic and international companies that have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than those of the Company. Many of the Company's competitors in this industry have entrenched market positions and established trade names, trademarks and other intellectual property rights. There can be no assurance that the Company's competitors will not devote significantly greater financial, technical, marketing and other resources to develop and market sporting goods and athletic equipment more aggressively than the Company.

     In general, management believes it can compete effectively by offering products with superior performance characteristics to products offered by other suppliers, at prices substantially equivalent to those charged by other suppliers. The Company believes that the success of its efforts will depend on a variety of elements both within and outside its control, including the success and timing of new product development and introduction by the Company and its competitors, product performance and price, distribution, and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. Although management believes that it has certain technological advantages over its competitors, maintaining such advantages will require continued investment by the Company in design and development, sales and marketing, and customer service and support. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to maintain its competitive advantages. In addition, as the Company enters new markets, distribution channels, technical requirements and levels and bases of competition may be different than those in the Company's current markets and there can be no assurance that the Company will be able to compete.

     The industry in which the Victor subsidiary competes is also highly competitive. Victor is ISO 9002 certified, and competes with other companies that are also ISO 9002 certified, many of which are larger and better financed than Victor, and have significantly greater manufacturing and marketing resources than does Victor. Victor's domestic competitors include Belden, Leviton and Komar. There are also numerous overseas competitors. While management believes that Victor's long-established reputation for quality and reliable delivery are attractive features to potential customers, there can be no assurance that Victor can capture an adequate customer base to sustain profitability, or that other companies will not provide superior products in both price and quality.

NO ASSURANCE OF PROTECTION OF PATENTS AND PROPRIETARY TECHNOLOGIES

     The Company currently holds patents on its Quadrax Biaxial Tape materials formats and on certain aspects of tennis racquets manufactured from Quadrax aXial Tape. The Company either owns, licenses or has applied for patents on certain aspects of the other technology underlying the Company's products. The Company's patents, patent rights and patent applications do not ensure a competitive advantage to the Company, particularly inasmuch as several of the patents are licensed to the Company on a non-exclusive basis. No assurance can be given that any issued or licensed patents will not be designed around, infringed or successfully challenged by others, or that the Company will have sufficient resources to enforce any proprietary protection afforded by its patents. Furthermore, there can be no assurance that patents will issue with respect to any pending patent application. Moreover, some of the Company's actual and potential competitors have obtained patents and could seek to enforce them against the Company. An infringement action, if brought, would be costly to defend and there can be no assurance that the Company would prevail. Failure to obtain or to be able to enforce patent protection in favor of the Company, or failure to defend successfully a patent infringement claim against the Company, could have a material adverse effect on the Company's business. In addition, despite the Company's precautions to the contrary, there can be no assurance that the trade secrecy protections which may be asserted by the Company to protect other aspects of its intellectual property will not be breached or will be enforceable.

KEY EMPLOYEES

     The Company's success depends to a significant extent upon a number of key management and technical personnel, including James J. Palermo, the Company's Chief Executive Officer. Mr. Palermo has signed an employment agreement with the Company that is effective through December 1999. In addition, the Company has entered into an employment contract with John A. McQuade, the Company's Vice President of Administration which expires on December 31, 1998. The loss of the services of a key employee could have a material adverse effect on the Company's business and financial condition. The Company has not obtained, and does not currently plan to obtain, "key-man" insurance on any of its executives. in addition, the Company's future success will depend in part on its ability to attract and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in hiring or retaining the personnel it requires to continue to grow and operate profitably.

NEW CHIEF FINANCIAL OFFICER

     The Company appointed a new Chief Financial Officer, Brooks R. Herrick, in August 1997. Mr. Herrick is a Certified Public Accountant with a Master of Business Administration from Boston College and a Master of Science in Taxation from Bentley College. From 1993 - 1996, Mr. Herrick was the Vice President of Finance/Corporate Controller of Amtrol, Inc., West Warwick, Rhode Island, a manufacturer of water systems that was listed on The Nasdaq National Market before its acquisition by another company. From 1989 - 1993, Mr. Herrick was a Key Financial Executive at Damon Corp., a clinical laboratory company listed on the New York Stock Exchange. Prior to 1989, Mr. Herrick worked as Vice President, Administration and Treasurer of Carlson Metalcraft Company, Inc., which he co-owned, and practiced public accounting in a firm bearing his name, after early experience with Touche Ross & Company (now Deloitte & Touche, L.L.P.)

POTENTIAL DILUTION

     Quadrax has a complex capital structure that includes a number of classes of outstanding warrants and options to purchase Common Stock. If all of the Debentures which were issued in August 1997 were converted into shares of the Company's Common Stock based on the closing price of the Company's Common Stock on The Nasdaq SmallCap Market on August 22, 1997, approximately 3,750,000 shares of Common Stock would be issuable, resulting in a reduction in the percentage of voting rights and interest in equity profits represented by a share of Common Stock.

     In addition, the Company is authorized to issue up to a total of 90,000,000 shares of Common Stock, of which approximately 43,200,000 shares are outstanding as of the date of this Prospectus. Issuance of a significant number of additional shares of Common Stock would result in a substantial reduction in the percentage of voting rights and interests in profits currently represented by a share of Common Stock.

TECHNOLOGICAL OBSOLESCENCE

     The structural composites market in which Quadrax competes is characterized by rapid technological development. There can be no assurance that Quadrax's products will not be rendered obsolete or that Quadrax will be successful in developing new products to meet changing market needs.

ENVIRONMENTAL REGULATION

     Federal, state and local environmental laws apply to the activities of the Company and to the products it produces. Violations of statutes, regulations or environmental permit requirements, even if unintentional, can result in significant fines, costs, revocation of required licenses or permits or requirements for remedial work. The Company's present and planned activities are, or may become, subject to regulation under various federal, state and local environmental laws and regulations, including laws and regulations that may be adopted in the future. Such regulations may materially adversely affect the Company's existing or planned operations. Any failure of the Company to comply with the requirements of these environmental laws and regulations, even if unintentional, could give rise to liabilities, penalties or fines which could have a material adverse effect on the business or financial condition of the Company.

PRODUCT LIABILITY AND OTHER CLAIMS

     Sales of Quadrax Composites and parts manufactured therefrom, and sales of electric power cordsets manufactured by the Victor subsidiary may expose the Company to liability for substantial damages in the event of accident or injury shown to have been caused by defective materials. The Victor subsidiary is subject to product liability litigation on a recurring basis from persons suffering shocks from electrical appliances. Management believes that its limited product liability insurance is currently adequate for sales of Quadrax Composites and parts manufactured therefrom, and the broader product liability insurance maintained by the Victor subsidiary is currently adequate for sales of Victor's electric power cordsets, but no assurance can be given that such insurance is sufficient in scope and amount to cover any and all damages that are incurred in the future. Further, the Company expects that it will be necessary for the Company to increase its product liability insurance coverage for sales of Quadrax Composites and parts manufactured therefrom as shipments to commercial markets increase. There can be no assurance that any of the aforementioned coverage can be maintained over time or increased if necessary, or if maintained or increased, will be effective to insulate the Company's assets from such claims or, if such coverage is available, that it will be available on terms that are economically acceptable to the Company.

UNIONIZED EMPLOYEES

     At June 30, 1997, the Victor subsidiary employed 225 full time employees who are represented by the International Brotherhood of Electrical Workers. Victor and the union executed a new three-year collective bargaining agreement in late April 1997. There can be no assurance that Victor will be able to renew such collective bargaining agreement after its expiration, or that such renewal will be on terms as favorable as those currently in existence. In addition, Victor's operations could be materially adversely affected in the event a strike is called by the union for an extended period of time.

VOLATILITY OF STOCK PRICE; DEPRESSIVE EFFECT OF FUTURE SALES OF COMMON STOCK

     The trading price of the Common Stock has been subject to wide fluctuations for a number of reasons, including the financial difficulties and subsequent cessation in 1991 of market-making activities by its former principal market maker and changes in control of the Company in 1994 and 1995. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that particularly affected the market price for many technology companies and that often have been unrelated to operating performance of these companies. These broad market fluctuations. may adversely affect the market price of the Common Stock. In addition, future sales by the Company of newly issued Common Stock (or securities convertible into or exchangeable for Common Stock) in the public market could place downward pressure on the market price of the Common Stock.

                                USE OF PROCEEDS

     All proceeds from any sale of Shares offered by the Selling Securityholders will be received by the Selling Securityholders and not by the Company. The proceeds to the Company from the exercise of all of the warrants would be $507,500. Such proceeds, if any, will be used for general corporate purposes.

                            SELLING SECURITYHOLDERS

     9,744,346 shares are being offered for resale by certain shareholders of the Company. Up to 8,634,346 of those shares are issuable upon conversion by the holder of $3,500,000 aggregate principal amount of Debentures. Up to 1,000,000 shares are issuable upon exercise of warrants that are held by or are issuable to the holder of the Debentures. 100,000 shares are being offered for the account of a Selling Securityholder which is a financial consultant of the Company, and 10,000 shares of Common Stock issuable upon the exercise of warrants issued to a finder exercisable at $0.75 per share. All shares, to the extent they are being offered, are being offered for the account of the following shareholders and their donees or pledgees (the "Selling Securityholders").

     The following table sets forth certain information with respect to the Selling Securityholders for whom the Company is registering the Common Stock for resale to the public, including: (i) the principal amount of Debentures owned by each Selling Securityholder, (ii) the maximum number of shares issuable upon conversion of the Debentures, (iii) the number of shares issuable upon exercise of warrants, (iv) the percentage of class owned (assuming the maximum number of shares were issued upon conversion of Debentures or exercise of Warrants); and
(v) the maximum number of shares offered by each Selling Securityholder (assuming the maximum number of shares were issued upon conversion). The Company has no knowledge of the intentions of any Selling Securityholder to actually sell any of the shares listed under the columns "Maximum Shares Issuable Upon Conversion" or "Shares Owned." There are no material relationships between any of the Selling Securityholders and the Company other than as disclosed below.

                            SELLING SECURITYHOLDERS

                             PRINCIPAL
                             AMOUNT OF       MAXIMUM SHARES          OTHER                           MAXIMUM
                             DEBENTURE       ISSUABLES UPON          SHARES       PERCENTAGE         SHARES
SELLING SECURITYHOLDER         Owned          Conversion(2)          Owned         of Class        Offered(3)
-------------------------------------------------------------------------------------------------------------
Sovereign Partners,         $3,500,000          8,634,346         1,000,000(4)     4.99%(5)         9,634,346
 L.P.

Jesup & Lamont                  --                  --              100,000            *              100,000
 Securities
 Corporation

Jeffrey Taylor                  --                  --               10,000(4)         *               10,000
                          -----------------------------------------------------------------------------------
TOTAL                       $3,500,000          8,634,346         1,110,000                         9,744,346

     Ownership is less than one percent of class.

     (1) No information is given with respect to beneficial ownership after the offering because the principal amount of Debentures that will be converted into Common Stock, as well as the number of shares issuable upon conversion, is indeterminate.

     (2) Assumes conversion of 100 percent of the principal amount of the Debentures and issuance of the maximum number of shares issuable upon conversion thereof, based on the presumed conversion price at August 22, 1997. The actual number of shares is determined by dividing the principal amount of the Debentures into 80% of the average closing bid price of the Common Stock during the ten (10) trading days immediately preceding the date of conversion as to the Initial Debenture and the lesser of 84% of such ten-day average closing bid price or $0.472 as to the Additional Debentures, subject to a maximum issuance of 8,634,346 shares of Common Stock.

     (3) Assumes conversion of 100 percent of the principal amount of the Debentures and issuance of the maximum number of shares issuable upon conversion thereof, based on the presumed conversion price at August 22, 1997.

     (4)  Issuable upon exercise of warrants to purchase Common Stock.

     (5) Sovereign Partners, L.P. has undertaken not to acquire beneficial ownership of 5% or more of the Company's Common Stock.

     The information concerning the Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus.

                             PLAN OF DISTRIBUTION

     The purpose of this Prospectus is to permit the Selling Securityholders, if they desire, to offer and sell up to 9,744,346 Shares (the "Selling Securityholder Shares") at such times and at such places as the Selling Securityholders choose.

     The decision to convert the Debentures into shares, to exercise the warrants, or to sell any shares, is within the sole discretion of the holders thereof. There can be no assurance that any of the Debentures will be converted or any of the warrants will be exercised, or any shares will be sold by the Selling Securityholders.

     The distribution of the Selling Securityholder Shares may be effected from time to time in one or more transactions. Any of the Selling Securityholder Shares may be offered for sale, from time to time, by the Selling Securityholders, or by permitted transferees or successors of the Selling Securityholders, on The NASDAQ SmallCap Market, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The Selling Securityholder Shares offered hereby may be sold by one or more of the following: (i) through underwriters, or through underwriting syndicates; (ii) through one or more dealers or agents (which may include one or more underwriters), including, but not limited to: (a) block trades in which the broker or dealer acts as principal to facilitate the transactions; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions; and (d) transactions in which the broker solicits purchasers; (iii) directly to one or more purchasers; or (iv) a combination of these methods. The names of any underwriters or agents involved in the sale of the Selling Securityholder Shares will be set forth in a Prospectus Supplement. In connection with the distribution of the Selling Securityholder Shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders may also sell Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the Selling Securityholder Shares, which shares such broker-dealers or financial institutions may resell pursuant to this Prospectus (as supplemented or amended to reflect this transaction). The Selling Securityholders may also pledge the Selling Securityholder Shares registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Selling Securityholder Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Securityholders or their underwriters, dealers or agents may sell the Selling Securityholder Shares to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the Selling Securityholders may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the Selling Securityholder Shares may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of Selling Securityholder Shares, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a Prospectus Supplement.

     Unless granted an exemption by the Commission from Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or unless otherwise permitted under Regulation M, the Selling Securityholders will not engage in any stabilization activity in connection with the Company's securities, will furnish each broker or dealer engaged by the Selling Securityholders and each other participating broker or dealer the number of copies of this Prospectus required by such broker or dealer, and will not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Exchange Act.

     The Company will not receive any proceeds from any sales of the Selling Securityholder Shares, but will receive the proceeds from the exercise, if any, of the warrants held by the Selling Securityholders, which proceeds, if any, will be used for general corporate purposes.

     In connection with the registration by the Company of the Selling Securityholder Shares, the Company shall use its best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the Shares covered by the registration statement for the period required to effect the distribution of such Shares.

     The Company is paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incident to the offering and sale of the Shares to the public, which are estimated to be approximately $20,000. If the Company is required to update this Prospectus during such period, it may incur additional expenses in excess of the amount estimated above.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

                           DESCRIPTION OF SECURITIES

     The Company is authorized to issue 90,000,000 shares of Common Stock, $.000009 par value per share. As of August 1, 1997, there were 43,171,731 shares of Common Stock issued and outstanding and held of record by approximately 1,100 holders.

     The holders of the Common Stock have one vote for each share held of record on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulate their votes in the election of directors.

     Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor and upon liquidation of the Company, to share ratably in the net assets available for distribution after the payment of creditors and any liquidation preferences to the holders of preferred stock. Shares of Common Stock are not redeemable and have no preemptive, conversion or similar rights. All outstanding shares of Common Stock are, and the Shares offered hereby upon issuance and receipt of payment in full by the Company will be, fully paid and non-assessable.

     The Company is authorized to issue 10,000,000 shares of Class A Preferred Stock, par value $.01 per share. There are currently no shares of Class A Preferred Stock issued and outstanding.

                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company's certificate of incorporation and bylaws provide broadly for the indemnification of the directors and officers of the Company for certain liabilities and costs incurred by them in connection with the performance of their duties. This indemnification may include indemnification for liabilities arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Epstein Becker & Green, P. C., 250 Park Avenue, New York, New York 10177.

                                    EXPERTS

     The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-KSB for the years ended December 31, 1995 and December 31, 1996, have been audited by Livingston & Haynes, P.C., independent auditors, as set forth in its report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Victor appearing in the Company's Current Report on Form 8-K dated May 7, 1997 as amended, for the years ended June 30, 1995 and June 30, 1996, have been audited by Joseph Decosimo and Company, independent auditors, as set forth in its report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     No dealer, salesman or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any state to any person to whom it is unlawful to make such offer or solicitation in such state. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent its date.





                              9,744,346 SHARES OF
                                 COMMON STOCK






                              QUADRAX CORPORATION





                              September ___, 1997

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS
                    --------------------------------------

Item 14.  Other Expenses of Issuance and Distribution.


            Registration Fee                                 $ 1,477

            Printing Expenses                                $ 1,000

            Blue Sky Fees and Expenses                       $ 1,500

            Legal Fees and Expenses                          $12,000

            Accounting Fees and Expenses                     $ 2,000

            Transfer Agent Fees                              $    --

            Miscellaneous                                      1,000
                                                             -------

            TOTAL                                            $18,977

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware (the "GCL") authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting from, any claim or suit brought against any such person as a result of his relationship with the Company, provided that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the questions of whether such persons have met the required standard of conduct and are accordingly, entitled to be indemnified.

     In addition, Section 10 of the Company's by-laws requires the Company to indemnify its officers and directors to the fullest extent permitted by the GCL, and permits the Company to indemnify other persons as it chooses, to the same extent. Such indemnity shall not extend to such persons, however, (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for actions contravening Section 174 of the GCL (relating to unlawful dividend stock purchases or stock redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.  EXHIBITS

     The following documents are filed as exhibits to this Registration
Statement:

2.1 Securities Purchase Agreement dated August 4, 1997 between the Company and Sovereign Partners, L.P., as amended August 22, 1997

4.1  Specimen Common Share Certificate/1/

4.2  Form of Convertible Debenture Due August 4, 1999

4.3  Form of Additional Debenture

4.4  Form of Warrant issued August 4, 1997

5.1  Opinion of Epstein Becker & Green, P.C.

23.1 Consent of Livingston & Haynes, P.C.

23.2 Consent of Joseph Decosimo and Company

23.3 Consent of Epstein Becker & Green, P.C. (see Exhibit 5. 1)

24   Power of Attorney

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that it will:

     (1) File, during any period in which it offers to sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona-fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


---------------
     /1/ Filed as an Exhibit to the Company's Registration Statement on Form S-1, File No. 33-14275 and incorporated herein by reference.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portsmouth, Rhode Island.


                              QUADRAX CORPORATION


                                    By: /s/  James J. Palermo
                                       -----------------------------------------
                                             James J. Palermo
                                             Chairman of the Board of Directors,
                                             and Chief Executive Officer

                                             Date: September 2, 1997


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/  James J. Palermo                 Chairman of the Board of        September 2, 1997
----------------------------------    Directors, and Chief
James J. Palermo                      Executive Officer (Principal
                                      Executive Officer)

/s/  Brooks R. Herrick                Executive Vice President        September 2, 1997
----------------------------------    and Chief Financial Officer
Brooks R. Herrick                     (Principal Accounting and
                                      Financial Officer)

/s/  William G. Conway                Director                        August 29, 1997
----------------------------------
William G. Conway

/s/  John W. Jepson                   Director                        August 29, 1997
----------------------------------
John W. Jepson

/s/  Sven Kraumanis                   Director                        September 2, 1997
----------------------------------
Sven Kraumanis

/s/  Alan Milton                      Director                        September 2, 1997
----------------------------------
Alan Milton

/s/  Eugene L. Scott                  Director                        September 2, 1997
----------------------------------
Eugene L. Scott

                                 EXHIBIT INDEX

EXHIBIT
  NO.                      DESCRIPTION                                     PAGE
-------                    -----------                                     ----

2.1 Securities Purchase Agreement dated August 4, 1997 between the Company and Sovereign Partners, L.P., as amended August 22, 1997

4.1  Specimen Common Share Certificate/1/

4.2  Form of Convertible Debenture Due August 4, 1999

4.3  Form of Additional Debenture

4.4  Form of Warrant issued August 4, 1997

5.1  Opinion of Epstein Becker & Green, P.C.

23.1 Consent of Livingston & Haynes, P.C.

23.2 Consent of Joseph Decosimo and Company

23.3 Consent of Epstein Becker & Green, P.C. (see Exhibit 5. 1)

24   Power of Attorney

---------------
     /1/ Filed as an Exhibit to the Company's Registration Statement on Form S-1, File No. 33-14275 and incorporated herein by reference.